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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Prentiss Properties Trust on Form S-8 (File No. 333-20329) of our report dated February 12, 1997, except as to Note 18 for which the date is February 20, 1997, on our audit of the consolidated financial statements and financial statement schedule of Prentiss Properties Trust as of December 31, 1996 and for the period October 22, 1996 (inception of operations) through December 31, 1996 and on the combined financial statements of the Predecessor Company as of December 31, 1995 and the period January 1, 1996 through October 21, 1996, and the years ended December 31, 1995 and 1994, which report is included in this Annual Report on Form 10-K.


Coopers & Lybrand L.L.P.


Dallas, Texas
March 18, 1997